As of August 31, 1998

VIA UPS OVERNIGHT
-----------------
The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

Attention:  Global Custody Division

Re: Global Custody Agreement, Effective May 1, 1996, as amended November 20, 1997 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A and Appendix A, respectively attached thereto ("Agreement")
         ----------------------------------------------------------------------

Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Pooled Trust, Inc. for the benefit of The Small-Cap Growth Equity Portfolio and The Growth and Income Portfolio (each a "Portfolio") hereby appoints The Chase Manhattan Bank to provide custodial services for the two Series under and in accordance with the terms of the Agreement and accordingly, requests that the two Series be added to Schedule A and Appendix A, respectively, to the Agreement effective August 31, 1998. Kindly acknowledge your agreement to provide such services and to add these Series to Schedule A and Appendix A, respectively, by signing in the space provided below.

                                DELAWARE POOLED TRUST, INC.
                                on behalf of The Small-Cap Growth Equity
                                Portfolio and The Growth and Income Portfolio


                                By: /s/David K. Downes
                                    -----------------------------------------
                                    David K. Downes
                                    Its: Executive Vice President
                                    Chief Operating Officer
                                    Chief Financial Officer
AGREED:

THE CHASE MANHATTAN BANK


By: /s/Rosemary M. Stidmon
    ----------------------

Its: Vice President
     ---------------------